                                     [LOGO]

                            TWO MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577

JOHN A. GEORGES
CHAIRMAN

                                                                  March 31, 1995

Dear Fellow Shareholders:

    The annual meeting of International Paper will be held this year at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The meeting will start at 9:30 a.m., on Tuesday, May 9, 1995. You are cordially invited to attend this meeting and we look forward to seeing you there.

    The following Proxy Statement outlines the business to be conducted at the meeting, which includes the election of one class of directors and two directors to the remaining term of their designated class and approval of the appointment of Arthur Andersen LLP as independent auditors for 1995.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR REPRESENTATION AND VOTE ARE IMPORTANT. WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

    Attendance at the meeting will be limited to shareholders of record as of the close of business on March 24, 1995, or their duly appointed proxy holder (not to exceed one proxy per shareholder), and to guests of management. If you or your proxy holder plan to attend this meeting, please complete, sign and return the enclosed Request for Admittance card.

    Thank you for your continued support.

                                          Sincerely,

                                                          [LOGO]

                                                      JOHN A. GEORGES

   [LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE OWNERS OF COMMON STOCK OF
INTERNATIONAL PAPER COMPANY:

The annual meeting of shareholders of International Paper Company will be held Tuesday, May 9, 1995, at 9:30 a.m. at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana to:

1.  Elect  one class  of directors  comprised of four  members to  the Board  of

Directors and two directors to the remaining term of their designated class;

2. Approve the appointment of Arthur Andersen LLP as independent auditors for 1995; and

3. Transact such other business as may properly come before the meeting or any adjournments thereof.

YOUR BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR ITEMS 1 AND 2.

Shareholders of record at the close of business on March 24, 1995, will be entitled to vote at the meeting or any adjournments thereof.

                                          By order of the Board of Directors

                                                 JAMES W. GUEDRY
                                                   SECRETARY

March 31, 1995

INTERNATIONAL PAPER COMPANY                                      PROXY STATEMENT

TWO MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577
(914) 397-1500

                              GENERAL INFORMATION

This statement is furnished by the Board of Directors of International Paper Company (the "Company") in connection with the solicitation of proxies to be voted at the annual meeting of shareholders to be held on May 9, 1995. Owners of shares of common stock outstanding are entitled to one vote for each share of common stock held of record at the close of business on March 24, 1995. As of that date, there were 126,677,141 shares of common stock outstanding.

The annual report, including the audited financial statements of the Company for the fiscal year ended December 31, 1994, has been mailed to shareholders with this Proxy Statement and should be read carefully in conjunction with this Proxy Statement before voting on any proposals contained herein, as it contains details of the Company's operations and other relevant disclosures.

PROXY PROCEDURE

Shares eligible to be voted and for which a proxy is properly signed and returned, will be voted in accordance with the instructions specified thereon. Where no instruction is received, eligible shares will be voted as recommended by the Board of Directors in this Proxy Statement. If any other matters come before the meeting, including any proposal submitted by a shareholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, the persons voting the proxies will vote them in accordance with their best judgment. As of the time this Proxy Statement was printed, management was not aware of any other matters to be voted upon. Any proxy may be revoked at any time before its exercise by submitting a written revocation or a new proxy, or by the shareholder's attendance and vote at the annual meeting.

Solicitation of proxies from the Company's shareholders may be undertaken by directors, officers and employees, as well as by Georgeson & Company Inc. Payments to that firm as compensation are estimated at approximately $14,500 plus reimbursable expenses. This solicitation may be carried out either by mail, telephone, telegraph, or personal interview. The cost of any such solicitation will be borne by the Company.

The Company has a policy of confidentiality in the voting of shareholder proxies generally and uses the services of its registrar and transfer agent, Chemical Bank, as independent inspectors of election to receive and tabulate the proxy vote.

This Proxy Statement and the form of Proxy were sent to shareholders commencing March 31, 1995.

MEETING ADMITTANCE PROCEDURES

Shareholders of record as of the close of business on March 24, 1995 (or their duly appointed proxy holder upon verification--not to exceed one proxy per shareholder) will be entitled to vote and attend the meeting. The following procedures have been adopted to insure that no inconvenience or delays are caused to the Company's shareholders or their proxy holders when entering the meeting.

If you plan to attend the annual meeting in person or will appoint a proxy to attend the meeting (other than the proxies set forth on the proxy card), please complete (including the name of the appointed proxy, if any), sign and return the enclosed Request for Admittance promptly so that an admittance card can be reserved for you or your proxy in advance of the meeting. These admittance cards will be delivered to you or your proxy holder upon verification of identification at the shareholders' admittance counter at the meeting.

Record shareholders who do not have admittance cards reserved for them at the meeting will be admitted upon verification of ownership at the shareholders' admittance counter. If you have not appointed a proxy in advance or have changed the appointed proxy on the Request for Admittance, your duly appointed proxy who will attend the meeting will be required to present evidence of your signature on the proxy (a copy of your driver's license or employment identification card or other identification with your signature) in order to determine that only valid proxies are admitted and voted.

Beneficial owners of record on March 24, 1995 (or their duly appointed proxy holder upon verification--not to exceed one proxy per shareholder) can obtain admittance cards only at the shareholders' admittance counter by presenting evidence of common stock ownership in the Company. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement, along with proper identification. If you are a beneficial shareholder who will appoint a proxy to attend the meeting on your behalf, your duly appointed proxy will be required to comply with the procedures in this paragraph, as well as the admittance procedures described above for duly appointed proxies not designated in advance on the Request for Admittance.

                              CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The Board is classified into three classes of directors: Class I directors, of which there are currently four, were elected at the 1992 and 1994 annual meetings to serve until the 1995 annual meeting; Class II directors, of which there are currently four, were elected at the 1993 and 1994 annual meetings to serve until the 1996 annual meeting; and Class III directors, of which there are currently three, were elected at the 1994 annual meeting to serve until the 1997 annual meeting. Each class is elected for a three-year term.

Eleven regular meetings and three special meetings of the Board of Directors were held in 1994. In addition, there were 25 Committee meetings. Each director attended at least 89% of the meetings of the Board and the Committees on which he or she serves. All of the directors attended an average of 97% of such meetings of the Board and the Committees on which he or she serves.

In December 1994, a Company affiliate sold 4,639 acres of property in Vermont to The Conservation Fund, a not-for-profit natural resources conservation entity, for $967,600, which price approximates the fair market value as determined by the Company's land utilization department based upon an MAI independent appraisal. Mr. Noonan, a director of the Company, is chairman and chief executive officer of The Conservation Fund but did not participate in the sale negotiations.

Beneficial ownership of current directors in equity securities of the Company is shown in the table on page 5.

AUDIT COMMITTEE

The functions of the Audit Committee of the Board are to assist the Board in carrying out its responsibilities for monitoring management's accounting for the Company's financial results and for the timeliness and adequacy of the reporting of those results; to discuss and make inquiry into the audits of the Company's books made internally and by outside independent auditors, the Company's financial and accounting policies, its internal controls and its financial reporting; and to investigate and make a recommendation to the Board each year with respect to the appointment of independent auditors for the following year.

Current members of the Committee, none of whom is an employee of the Company, are J. C. Pfeiffer (Chairman), W. C. Butcher, A.G. Hansen, P. F. Noonan and R.
B. Smith.

Four meetings of the Committee were held in 1994.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The  functions of the  Management Development and  Compensation Committee are to
review  Company  policies  and  programs  for  the  development  of   management

personnel; to make recommendations to the Board with respect to any proposals for compensation or compensation adjustments of officers who are also directors of the Company; to authorize compensation or compensation adjustments for other elected officers of the Company; to administer the Company's executive bonus and Long-Term Incentive Compensation Plan; to review and endorse changes in Company employee retirement and benefits plans; to review officer candidates and endorse nominees for election as officers; and to make recommendations to the Board with respect to directors' compensation.

Current members of the Committee, none of whom is an employee of the Company, are S.C. Gault (Chairman), W.C. Butcher, R. J. Eaton, T.C. Graham, E.T. Pratt, Jr. and C. R. Shoemate.

Eight meetings of the Committee were held in 1994.

NOMINATING COMMITTEE

The functions of the Nominating Committee are to review the size and composition of the Board; to review possible director candidates and director nominations properly presented by shareholders; to recommend to the Board individuals suitable for election as directors; and to review and recommend annually to the full Board the slate of nominees for election by the Company's shareholders.

Current members of the Committee, none of whom is an employee of the Company, are W.C. Butcher (Chairman), D.F. McHenry, J. C. Pfeiffer, E.T. Pratt, Jr. and
C. R. Shoemate.

Three meetings of the Committee were held in 1994.

ENVIRONMENT, HEALTH AND TECHNOLOGY COMMITTEE

The functions of the Environment, Health & Technology Committee are to discuss and make inquiries into the environmental and safety audits performed by the Company's internal auditors; to review environmental, safety and health and technological policies and programs throughout the Company, to assure that they are appropriate to the short and long-term objectives of the Company in terms of industry leadership, compliance with federal and state laws and regulations and social responsibility; and to advise the Board of the effectiveness of these policies and programs.

Current members of the Committee are T.C. Graham (Chairman), J.T. Dillon, R. J. Eaton, S.C. Gault, A.G. Hansen and P. F. Noonan.

Three meetings of the Committee were held in 1994.

OTHER COMMITTEES

Membership of the other regular Committees of the Board of Directors is shown on page 61 of the Company's annual report which accompanies this Proxy Statement.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS


Any shareholder proposals intended to be presented at the 1996 annual meeting must be made in writing and received by the Secretary of the Company at the Company's principal executive offices by the close of business on December 2, 1995, for inclusion in the 1996 Proxy Statement and form of proxy relating to the meeting. Nomination by shareholders for directors, at a meeting called for the purpose of electing directors, shall be made in accordance with Article II,
Section 9 of the Company's By-laws, as set forth below:

       "Nominations for election to the Board of Directors of the Corporation at a meeting of the Stockholders may be made by the Board, or on behalf of the Board by any nominating committee appointed by the Board, or by any Stockholder of the Corporation entitled to vote for the election of Directors at such meeting. Such nominations, other than those made by or on behalf of the Board, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received by him not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the Stockholders called for the election of Directors; provided, however, that if less than thirty-five (35) days notice of the meeting is given to the Stockholders, such nomination shall have been mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent Director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice,
       (ii) the principal occupation or employment of each such  nominee,
       (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee and by the nominating Stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.

       "The Presiding Officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."

The effect of this By-law is that shareholder nominations for the 1996 election of directors must be received by the Secretary of the Company not earlier than March 13, 1996, or later than April 10, 1996, if the annual meeting is held on the second Tuesday of May 1996.

               COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT


The following table shows, as of March 24, 1995, the number of shares of Company common stock beneficially owned (as defined by the Securities and Exchange Commission) or otherwise claimed by each current director and each nominee for director and by all directors and executive officers of the Company as a group. To the best knowledge of the Company, no person or group beneficially owns more than 5% of the Company's common stock outstanding, except as set forth below in the table.

-----------------------------------------------------------
                           SHARES       PERCENT OF TOTAL
NAME OF INDIVIDUAL       BENEFICIALLY      COMMON STOCK
    OR GROUP             OWNED (1)        OUTSTANDING
-----------------------------------------------------------
W.C. Butcher                  2,592
J.T. Dillon                  95,005
R. J. Eaton                   1,100
S.C. Gault                    8,454
                                     No director or
                                     executive
                                     officer owns as much
J.A. Georges                224,933  as
T.C. Graham                   6,580  1/5th of 1%
A.G. Hansen                   2,308
D.F. McHenry                  2,933
P.F. Noonan                   1,025
J.C. Pfeiffer                 2,725
E.T. Pratt                    2,580
C.R. Shoemate                   450
R.B. Smith                    2,600
J.P Melican                  65,197
C.W. Smith                   65,174
M.A. Suwyn                   40,928
All directors and
 executive officers
 as a group                 524,584          0.41%
Bank trustee under
 Company and subsidiary
 employee benefit plans
 (2)                     10,514,604          8.30%
-----------------------------------------------------------

    (1) Ownership shown includes securities over which the individual has or shares, directly or indirectly, voting or investment powers, including shares held in the Restricted Stock Plan for Non-Employee Directors, shares owned by a spouse or certain relatives and ownership by trusts for the benefit of such relatives, as required to be reported by the Securities and Exchange Commission. Certain individuals may disclaim beneficial ownership of some of these shares, but they are included for the purpose of computing the holdings and the percentages of common stock owned. Interests in shares resulting from participation in the Company's Salaried Savings Plan, Performance Share Awards, and Executive

    Continuity Awards, are included above. The above table does not include 424,100 shares represented by stock options granted executive officers under the Long-Term Incentive Compensation Plan, including options for 167,500 shares for Mr. Georges, 68,600 shares for Mr. Dillon, 54,550 shares for Mr. Melican, 41,100 shares for Mr. C.W. Smith and 20,650 shares for Mr. Suwyn. In addition, under the Nonfunded Deferred Compensation Plan for Non-Employee Directors or the Unfunded Savings Plan, the Directors and executive officers listed below own the non-voting stock-equivalent Units set forth in the following chart:

----------------------------------------------------------------------------------

                                 STOCK                                     STOCK
DIRECTOR/NAMED OFFICER           UNITS    DIRECTOR/NAMED OFFICER           UNITS
----------------------------------------------------------------------------------
W.C. Butcher                       5,448  E.T. Pratt                        14,596
J.T. Dillon                        9,716  C.R. Shoemate                        134
J.A. Georges                      37,711  R.B. Smith                         5,317
T.C. Graham                        7,389  J.P. Melican                       7,615
A.G. Hansen                        4,073  C.W. Smith                         5,001
D.F. McHenry                       2,520  M.A. Suwyn                         2,346
P.F. Noonan                          573
----------------------------------------------------------------------------------

    (2) As of December 31, 1994, State Street Bank & Trust Co., N.A. holds such shares as the independent trustee in trust funds for employee savings, thrift, and similar employee benefit plans of the Company and its subsidiaries ("Company Trust Funds"). In addition, State Street Bank & Trust Co., N.A. is trustee for various third party trusts and employee benefit plans and is an Investment Advisor. As a result of its holdings in all capacities, State Street Bank & Trust Co., N.A. is the record holder of 11,528,650 shares of common stock of the Company. The trustee disclaims beneficial ownership of all such shares except 1,011,736 shares of which it has sole power to dispose or to direct the disposition of. The common stock held by the Company Trust Funds is allocated to participants' accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. The trustee votes the shares of common stock held in the Company Trust Funds in accordance with the instructions of the participants; shares for which no instructions are received are voted proportionately to those shares voted by participants.

                    MATTERS TO BE CONSIDERED AT THE MEETING

ITEM NO. 1--ELECTION OF DIRECTORS


Four (4) directors are to be elected as Class I directors for three-year terms expiring in 1998. Two (2) directors who joined the Board since the last annual meeting are to be elected as Class III directors, for terms expiring in 1997. Each nominee is currently a director of the Company. Election requires the affirmative vote by the holders of a plurality of outstanding common stock voting at the annual meeting of shareholders. A plurality means that the six (6) nominees receiving the largest number of votes cast will be elected. Votes which are withheld from any nominee, as well as broker non-votes, will not be counted in such nominee's favor. Shareholders voting at the meeting may not vote for more than the number of nominees listed in the Proxy Statement. Proxies given to management to vote will be voted according to instructions given, but only for nominees listed in the Proxy Statement. The term of the present Class I directors expires at the adjournment of the 1995 annual meeting. The four nominees for election at that meeting as Class I directors are listed below:

                                      CLASS I NOMINEES--TERM EXPIRING IN 1998

[PHOTO]               JOHN  T. DILLON, 56, Executive  Vice President--packaging since 1987. He was elected senior vice president--land and timber, liquid packaging and folding carton  and label  in  1986 and  was  vice president  and  group executive--land  and timber from  1982, assuming in  1985 the additional responsibility of the wood  products group. He is  a director of  Carter
                      Holt Harvey Limited, a New Zealand forest products and paper company. He is  a member of the Board of  Trustees of the Executive Committee of The
                      Joint Council on Economic  Education. He is the  chairman of the  Forest
                      Industries Committee on Timber Valuation and Taxation.
                      Director since March 1, 1991

[Photo]               STANLEY  C.  GAULT,  69, Chairman  and  Chief Executive  Officer  of The
                      Goodyear Tire & Rubber Company  since June 1991. Previously thereto,  he was  chairman  and chief  executive  officer of  Rubbermaid Incorporated
                      (1980-1991). He is a  director of Avon  Products, Inc., PPG  Industries,
                      Inc., The New York Stock Exchange, Inc., Rubbermaid Incorporated and The
                      Timken Company. He is a trustee and chairman of the board of The College of  Wooster and a director of the National Association of Manufacturers.
                      Director since January 8, 1980

[Photo]               ARTHUR G.  HANSEN,  70,  Educational  Consultant.  He  was  director  of research  of the Hudson  Institute from 1987 to  1988, chancellor of the
                      Texas A&M  University System  from  1982 to  1986, president  of  Purdue
                      University  from  1971 to  1982 and  president  of Georgia  Institute of
                      Technology from 1969  to 1971.  He is  a director  of American  Electric
                      Power  Company,  Inc., The  Interlake  Corporation, IP  Forest Resources
                      Company (the  managing  general partner  of  IP Timberlands,  Ltd.)  and
                      Navistar  International  Corporation. He  is  a member  of  the National
                      Academy of Engineering,  a Commissioner  of the  Indiana Commission  for
                      Higher  Education  and  a fellow  of  the American  Association  for the
                      Advancement of Science.

                      Director since February 10, 1976

[Photo]               ROGER B.  SMITH, 69,  former  Chairman and  Chief Executive  Officer  of
                      General  Motors Corporation from 1981 to 1990,  when he retired. He is a director of Citicorp, IP Forest Resources Company (the managing  general partner of IP Timberlands, Ltd.), Johnson & Johnson and PepsiCo, Inc. He
                      is  a member of  The Business Council  and is a  trustee of the Michigan
                      Colleges Foundation, Inc. and the Sloan Foundation.
                      Director since December 1, 1989

The two nominees for election as Class III directors are listed below.

                                     CLASS III NOMINEES--TERM EXPIRING IN 1997

[PHOTO]               ROBERT J.  EATON,  55,  Chairman  and Chief  Executive  Officer  of  the
                      Chrysler  Corporation. He joined Chrysler in  1992, as vice chairman and chief operating officer  and a  member of  the Board.  Prior to  joining
                      Chrysler,  his  29-year  career  with  General  Motors  included various management positions, the most recent being president of General  Motors
                      Europe  (1988-1992). He  is a fellow  of both the  Society of Automotive
                      Engineers and the  Engineering Society of  Detroit and a  member of  the
                      National  Academy  of  Engineering. He  is  a director  of  the American
                      Automobile Manufacturers Association  and is  a member  of The  Business
                      Council,  The Business Roundtable, and  the U.S./Japan Business Council.
                      He also  is a  member of  the President's  Advisory Committee  on  Trade
                      Policy and Negotiations and serves as a director of Detroit Renaissance,
                      United  Way of Southeastern Michigan,  Economic Club of Detroit, Detroit
                      Symphony  Orchestra  and  the   Michigan  Leaders  Health  Care   Group.
                      Director since January 10, 1995

[Photo]               CHARLES R. SHOEMATE, 55, Chairman, President and Chief Executive Officer
                      of CPC International Inc. He was elected president and a member of its board of directors in 1988, chief executive officer in August 1990 and chairman in September 1990. He joined CPC International in 1962 and progressed through a variety of positions in manufacturing, finance and business management within the consumer foods and corn refining businesses. In 1981, he was named president of Canada Starch Company,
                      CPC's Canadian subsidiary. He was elected vice president of the corporation in 1983, and in 1986 became president of the Corn Refining
                      Division. He is a director of CIGNA Corporation; the Grocery
                      Manufacturers of America, Inc.; and the Americas Society. He is a member of the Business Roundtable and part of its Education Task Force; a trustee of the Committee for Economic Development; and a trustee of The
                      Conference Board.
                      Director since November 1, 1994

Other directors who will continue to serve are listed below under their respective classes. None of these directors are to be elected at the 1995 annual meeting.

                                     CLASS II DIRECTORS--TERM EXPIRING IN 1996

[PHOTO]               WILLARD C. BUTCHER, 68, former  Chairman and Chief Executive Officer  of
                      The Chase Manhattan Bank, N.A. He is a director of ASARCO, Incorporated,
                      M.I.M. Holdings, Ltd. (Australia), Olympia & York Companies (U.S.A.) and
                      Texaco  Inc.  He  is a  member  of  The Business  Council,  the Advisory
                      Committee for Daimler-Benz  of North  America and vice  chairman of  the
                      Lincoln Center for the Performing Arts, Inc. He is a trustee emeritus of the  American  Enterprise Institute  for  Public Policy  Research  and a
                      fellow emeritus of Brown University and a trustee of Business  Committee for the Arts, Inc.
                      Director since August 1, 1989

[Photo]               THOMAS  C. GRAHAM, 68, Chairman and  Chief Executive Officer of AK Steel
                      Holding Corporation  and AK  Steel Corporation.  He was  elected to  the posts  concurrent with the formation of  AK Steel Holding Corporation, a publicly held corporation  which emerged from  the privately-held  Armco
                      Steel  Company, L.P. in April  of 1994. He had  been named president and chief executive officer  of Armco Steel  in June 1992.  He was  formerly chairman  and chief  executive officer  of Washington  Steel Corporation
                      until  he  assumed   his  current   position  in  1992.   He  was   vice
                      chairman-steel  and  diversified  group and  executive  director  of USX
                      Corporation from 1986  to 1991.  He was  named vice  chairman and  chief
                      operating   officer  --   steel  and   related  resources,   U.S.  Steel
                      Corporation, in 1983.  Prior to  that time  he served  as president  and chief  executive officer of Jones &  Laughlin Steel Corporation. He is a director of Hershey  Foods Corporation and  IP Forest Resources  Company
                      (the    managing   general    partner   of    IP   Timberlands,   Ltd.).
                      Director since October 14, 1986

[Photo]               JANE C.  PFEIFFER,  62, Management  Consultant.  She is  a  director  of
                      Ashland  Oil, Inc.,  IP Forest  Resources Company  (the managing general partner of  IP Timberlands,  Ltd.), J.C.  Penney Company,  Inc. and  The
                      Mutual  Life Insurance  Company of  New York.  She is  a trustee  of the
                      Conference  Board,  The  University  of  Notre  Dame  and  the  Overseas
                      Development  Council and a  member of The  Council on Foreign Relations.
                      Director since June 14, 1977

[Photo]               EDMUND T. PRATT,  JR., 68, former  Chairman of the  Board (from 1972  to
                      1992)  and Chief Executive Officer from (1972 to 1991) of Pfizer Inc. He is chairman  emeritus and  a director  of Pfizer,  Inc., a  director  of
                      Minerals  Technologies, Inc., The Chase Manhattan Corporation, The Chase
                      Manhattan Bank, N.A.,  General Motors  Corporation and  chairman of  the board of WCD Investors Inc. He is a director and member of the Executive

                      Committee  of AEA Investors, Inc. and a  member of the Board of Trustees of Logistics Management Institute.
                      Director since September 9, 1975

                                     CLASS III DIRECTORS--TERM EXPIRING IN 1997

[PHOTO]               JOHN A.  GEORGES,  64, Chairman  and  Chief Executive  Officer.  He  was
                      elected  president in 1981,  chief executive officer  in 1984 and became chairman and chief executive officer in 1985. He has been a director and chairman of  the board  of  IP Forest  Resources Company  (the  managing general partner of IP Timberlands, Ltd.) since 1985. He is a director of
                      AK  Steel Holding  Corporation, Ryder Systems,  Inc., Scitex Corporation
                      Ltd. and Warner-Lambert Company. He is a member of The Business  Council and  the  Policy Committee  of the  Business Roundtable.  He is  a board member of  the Business  Council of  New  York State,  a member  of  The
                      Trilateral  Commission and the President's  Advisory Committee for Trade
                      Policy and Negotiations.
                      Director since February 1, 1980

[Photo]               DONALD F. MCHENRY,  58, University Research  Professor of Diplomacy  and
                      International  Affairs  at  Georgetown  University  since  1981.  He  is president of the  IRC Group  and a  director of  American Telephone  and
                      Telegraph  Company, The  Coca-Cola Company, Bank  of Boston Corporation,
                      the First  National  Bank of  Boston,  SmithKline Beecham  plc  and  the
                      Institute  for International Economics.  He is a  trustee of the Johnson
                      Foundation, The Brookings Institution, The Mayo Foundation and  Columbia
                      University; and chairman of the board of Africare.
                      Director since April 14, 1981

[Photo]               PATRICK  F.  NOONAN, 52,  Chairman and  Chief  Executive Officer  of The
                      Conservation Fund  (a  nonprofit organization  dedicated  to  conserving
                      America's  land and  water resources) since  1985. Prior to  that he was president of The  Nature Conservancy. He  is a trustee  of The  National
                      Geographic  Society  and  the  American Farmland  Trust.  He  is  also a director of Ashland Oil, Inc.,  the Fund for Government Investors,  Saul
                      Centers  and the American Gas Association Index  Fund. He is a member of the Board  of Visitors  of Duke  University School  of the  Environment.
                      Director since December 14, 1993

ITEM NO. 2--APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1995

The Audit Committee has considered the qualifications of Arthur Andersen LLP and recommended that the Board of Directors appoint them as independent auditors of the consolidated financial statements of the Company for the year 1995. This included a review of their performance in prior years, as well as their reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Arthur Andersen LLP in all of these respects. The Committee's review also included inquiry concerning litigation involving Arthur Andersen LLP and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of the companies audited by them. In this respect, the Committee concluded that the ability of Arthur Andersen LLP to perform services for the Company is not in any way adversely affected by any such investigation or litigation.

The Board of Directors desires to obtain shareholders' approval of the Board's action in appointing Arthur Andersen LLP, as independent auditors of the consolidated financial statements of the Company for the year 1995.

A representative of Arthur Andersen LLP will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she desires and answer appropriate questions.

Approval of Item No. 2 requires the affirmative vote of the holders of a majority of the shares voting on this proposal. Abstentions and broker non-votes will not be counted as having voted on this Item No. 2.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS
                    INDEPENDENT AUDITORS OF THE CONSOLIDATED
                  FINANCIAL STATEMENTS OF THE COMPANY FOR 1995

                      REPORT OF THE MANAGEMENT DEVELOPMENT
                           AND COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

As of December 31, 1994, the Management Development and Compensation Committee (the "Committee") consisted of five outside directors: Willard C. Butcher, Stanley C. Gault, Thomas C. Graham, Edmund T. Pratt, Jr. and Charles R. Shoemate. Mr. Gault is chairman. The Committee met eight times in 1994 with a 96% attendance record. The chairman and chief executive officer of the Company was not present during any discussion of his compensation.

GENERAL

Total compensation received by the named executive officers consists of salary, cash bonus, stock options and restricted stock. The cash bonus and long-term incentives introduce considerable risk in the total executive compensation package, since the value of these components may vary significantly from year to year based on Company performance, individual performance and Company stock price.

The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The Committee relates total compensation levels for the Company's executives to the compensation paid at a select group of comparator companies. In 1994, these companies were surveyed by the independent compensation consulting firms, Hewitt

Associates and The Hay Group, and included a cross section of approximately 40 manufacturing companies in industries that are close in size ($15 billion sales) and manufacturing complexity to International Paper and compete directly with International Paper for executive talent. The Committee reviews and approves the selection of companies used for compensation comparisons. International Paper also uses the independent compensation consulting firms of F. W. Cook and Company, and Hewitt Associates to advise the Committee. In 1994, the Company's compensation levels for each component of pay were targeted to the median of the comparator group's competitive pay levels.

The Company's Management Incentive Plan (MIP) links payment of an annual cash bonus directly to achievement of a specified level of net earnings, which accounts for 80% of target bonus funds available, and predetermined targets for qualitative nonfinancial performance factors, which were quality, safety and employee development, which account for the remainder. In 1994, the Company achieved a level of net earnings and performance compared to predetermined nonfinancial targets which generated a bonus fund. Performance against the financial target for 1994 was exceeded. Performance compared to the nonfinancial targets for 1994 was attained or exceeded.

The Company's Long-Term Incentive Compensation Plan and amendments, which were approved by the shareholders in 1989 and 1994, respectively, provides for awards of stock options and restricted stock in the form of performance shares which are made in amounts which the Committee determines to be competitive based on the surveys described above. Stock options are granted at fair market value at the time of the award and are restricted for four years. Contingent awards of performance shares are made in December of the year preceding a five-year Award Period. At the end of the five-year Award Period, the number of shares earned is determined by financial performance which the Committee measures by comparing the Company's and Peer Paper Group's (eight companies which comprise the Peer Line of the Performance Graphs on page 13) and weighing equally, the five-year average return on equity and earnings per share. If the threshold level of performance is not attained, no shares are earned. Above the threshold, the contingent award is reduced if the target goal is not met or supplemented if the target goal is exceeded. Payouts of earned performance shares are made in Company stock at the end of the five-year Award Period. One half of the shares earned is mandatorily deferred for an additional three years, and payout is subject to the executive's continued employment throughout that period.

From time to time executive continuity awards are made with long-term vesting requirements which are designed to encourage retention of a small number of senior executives designated by the Committee. The size of an award, and any adjustments, is determined by the Committee to reflect an executive's level of responsibility and individual performance. As provided by the Company's Long-Term Incentive Compensation Plan, a continuity award may consist of restricted stock or a tandem grant of restricted stock together with a related non-qualified stock option which is granted at fair market value and restricted until a specified age. If the stock option is exercised, then the related restricted shares are cancelled; if any portion of the stock option is not exercised by the date the continuity award terminates, then the less valuable component of the tandem award is cancelled.


The Committee has considered the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit deductibility of compensation paid to named executive officers which exceeds $1 million. The Committee endorsed amendments to the Company's Long-Term Incentive Compensation Plan in 1994 to make certain sections of the plan compatible with those provisions, while maintaining the Committee's flexibility in the Company's Management Incentive Plan to exercise business judgment in determining awards to take account of business conditions or the performance of individual executives. In 1994, the Committee recognized that a portion of Mr. Georges's total current cash compensation is above $1 million.

1994 EXECUTIVE OFFICERS' COMPENSATION

The Committee approved merit salary increases for the named executive officers based on competitiveness of the executives' pay and personal performance. In June 1994, Mr. Georges' salary was increased to $985,000, with the increase covering the twelve month period since his last salary adjustment and approximating the median increase awarded CEOs in the group of surveyed companies referred to above. Salaries paid to the named executive officers in 1994, including Mr. Georges' salary, were competitively positioned from slightly above to below the median of the survey companies.

MIP awards for the named executive officers in 1994 were determined by the Committee after review of respective levels of responsibility, personal performance and Company performance compared to the predetermined 1994 financial and nonfinancial goals. Actual awards to all named executive officers represented 11.9% of the bonus fund. All named executive officers' MIP awards increased compared to 1993 in recognition of the 33% improvement in earnings before special charges and implementation of cost reduction and organization redesign programs that are expected to achieve sustained improvement in earnings through 1995.

The performance share guidelines described above were used by the Committee to determine contingent performance share awards in December 1994 to the named executive officers for the 1995-1999 Award Period and the payout in 1994 of earned shares for the 1989-1993 Award Period. The pretax values of Mr. Georges' performance share awards in 1994 were: $701,238 in contingent restricted stock for the 1995-1999 Award Period; $183,288 in deferred restricted stock for the Award Period 1989-1993; and $183,288 in earned shares (long-term incentive payout) for the 1989-1993 Award Period. The shares earned for the 1989-1993 Award Period reflect Company performance which exceeded performance of the Peer Paper Group.

The Committee granted stock options in 1994 based on competitive surveys described earlier, without consideration of the amount of stock options already held by named executive officers. Mr. Georges' 1994 stock option award was 19,000 shares, the same as his award in 1992 and 1993.

No executive continuity awards were granted or adjusted for any of the named executive officers in 1994.

                  THE MANAGEMENT DEVELOPMENT AND COMPENSATION
                      COMMITTEE OF THE BOARD OF DIRECTORS


                               Willard C. Butcher
                           Stanley C. Gault, chairman
                                Thomas C. Graham
                              Edmund T. Pratt, Jr.
                              Charles R. Shoemate

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer or other employee of the Company served as a member of the Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Committee. Mr. Graham, a member of the Committee, is the chairman and chief executive officer of AK Steel Holding Corporation; Mr. Georges, chairman and chief executive officer of the Company, was elected to the board of AK Steel Holding Corporation in 1994.

                               PERFORMANCE GRAPHS

The following charts compare a $100 investment in International Paper stock with a similar investment in a peer group of eight key competitor companies and the S&P 500. The charts portray total nominal return, 1989-1994 and 1984-1994, assuming reinvestment of dividends. The Company has presented information pertaining to total shareholder return over two different time periods since all holders of the common stock did not acquire their investment in International Paper on the same date. The Company believes a presentation in this format more accurately reflects the financial return provided to the holders of its Common Stock which may not be evident if only one time period was highlighted.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       1989       1990       1991       1992       1993       1994
International Paper        100         98        133        128        134        152
S&P 500 Index              100         97        126        136        150        152
Peer Group                 100         81        110        123        140        144

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           INTERNATIONAL PAPER  S&P 500 INDEX    PEER GROUP
1984                       100             100           100
1985                        99             132           115
1986                       151             157           154
1987                       175             165           167
1988                       198             192           178
1989                       249             253           195
1990                       243             245           157

1991                       330             320           214
1992                       318             344           239
1993                       332             379           272
1994                       378             384           281

              * Total return assumes reinvestment of dividends.
              ** Includes Boise Cascade, Champion, Georgia Pacific, Mead,
               Stone Container, Union Camp, Westvaco, and Weyerhauser.

                             ADDITIONAL INFORMATION
                        REGARDING EXECUTIVE COMPENSATION

The compensation of the Company's executive officers is approved by the Committee except for the compensation of the officer-directors, which is recommended by the Committee and approved by the Board of Directors.

The following tables set forth information with respect to the Chairman and Chief Executive Officer and the four most highly compensated executive officers of the Company for the years 1992-1994.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------
                                                                           LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION              CONTINGENT AWARDS
                                     ----------------------------------  --------------------------
          (A)                (B)        (C)        (D)         (E)           (F)           (G)           (H)
                                                              OTHER      RESTRICTED
                                                              ANNUAL        STOCK                     ALL OTHER
                                      SALARY      BONUS    COMPENSATION     AWARD        OPTIONS     COMPENSATION
NAME AND POSITION           YEAR      ($)(1)     ($)(2)       ($)(3)       ($)(4)        (#)(5)         ($)(6)
-----------------------------------------------------------------------------------------------------------------
John A. Georges as             1994  $ 953,750  $1,115,000  $        0    $1,051,857       19,000     $  198,548
 Chief Executive Officer       1993  $ 880,833  $ 525,000   $        0    $ 819,672        19,000     $  136,571
                               1992  $ 840,000  $ 555,000   $        0    $ 794,195       112,632     $   85,304
John T. Dillon as              1994  $ 430,000  $ 370,000   $        0    $ 398,690         8,000     $   96,681
 Executive Vice                1993  $ 396,667  $ 230,000   $        0    $ 332,316         8,000     $   77,234
 President                     1992  $ 367,500  $ 240,000   $        0    $ 322,040        54,900     $   33,397
James P. Melican as            1994  $ 420,000  $ 345,000   $        0    $ 362,664        32,296     $   88,763
 Executive Vice                1993  $ 386,667  $ 215,000   $        0    $ 302,430         7,700     $   69,747
 President                     1992  $ 357,917  $ 225,000   $        0    $ 293,084        16,238     $   20,578
Mark A. Suwyn as               1994  $ 363,500  $ 345,000   $        0    $ 362,664         7,700     $   58,617
 Executive Vice                1993  $ 323,333  $ 210,000   $        0    $1,193,205        6,800     $   53,528
 President                     1992  $ 250,000  $ 175,000   $        0    $2,612,669        6,150     $   24,546
C. Wesley Smith as             1994  $ 333,750  $ 335,000   $  357,784    $ 362,664         7,700     $   78,922
 Executive Vice                1993  $ 283,333  $ 190,000   $        0    $ 944,705         6,800     $   55,390
 President                     1992  $ 238,000  $ 190,000   $        0    $ 786,035         4,300     $  132,037
-----------------------------------------------------------------------------------------------------------------

(1) Salary paid in 1994 including amounts deferred pursuant to Section 401(k) of the Internal Revenue Code or pursuant to unfunded deferral arrangements.
(2) Management Incentive Plan awards paid in 1995, 1994 and 1993 attributable to 1994, 1993 and 1992, respectively, including amounts deferred pursuant to Section 401(k) of the Internal Revenue Code or pursuant to deferral arrangements reported in the year earned.
(3) Represents settlement of tax equalization with respect to Mr. Smith's expatriate assignment from 1989 to 1992.
(4) Represents (a) 150% of the value of gross target restricted performance shares contingently awarded in 1994 for the 1995-1999 award period, in 1993 for the 1994-1998 award period and in 1992 for the 1993-1997 award period, which is the maximum achievable for those award periods; only 100% of the target restricted performance shares are earned if the target goal is met for an award period, with the awards being reduced if the goal is not met or entirely forfeited if a predetermined threshold goal is not met; (b) 150% of the value of incremental maximum awards for prior award periods made upon promotion, subject to the same contingencies; and (c) the value of continuity awards of $745,500 and $591,000 in 1993 and 1992 respectively for Mr. Suwyn and $497,000 in 1993 for Mr. Smith. The number and dollar value of restricted stock holdings at December 31, 1994 are as follows:
     104,673/$7,889,727 for  Mr.  Georges;  46,048/$3,470,868  for  Mr.  Dillon;
     44,925/$3,386,222  for  Mr. Melican;  37,382/$2,817,668  for Mr.  Suwyn and
     40,673/$3,065,727 for Mr. Smith. These numbers include the restricted stock portion of the tandem awards of restricted stock/options made to the respective individuals under continuity awards. Dividends are paid on restricted shares.
(5) Includes replacement options if applicable. These figures do not include the tandem option awards made as part of the continuity awards referred to in footnote (4) above insofar as the awards are characterized as restricted stock awards. Such tandem options were for 40,000 and 60,000 shares for Mr. Suwyn in 1993 and 1992, respectively, and for 40,000 shares for Mr. Smith in 1993 and are restricted as to exercise prior to age 62. In 1994, there were no new continuity awards made to the named executive officers.
(6) 1994 totals represent Company contributions to the Salaried Savings Plan and Unfunded Savings Plan, premium payments grossed up for taxes for the Executive Supplemental Insurance Plan (ESIP) and accruals for ESIP lump sum dividend payments as follows: $71,112, $68,452 and $58,984 for Mr. Georges; $32,478, $43,358 and $20,845 for Mr. Dillon; $31,290, $37,150 and $20,323
     for  Mr.  Melican; $28,561,  $30,056  and $0  for  Mr. Suwyn;  and $26,589,
     $35,112 and $17,221 for Mr. Smith.

The table below sets out information on the option grants made in 1994 to the named executive officers:

                             OPTION GRANTS IN 1994

--------------------------------------------------------------------------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE VALUE AT

                                                                                ASSUMED COMPOUND ANNUAL GROWTH RATES
                                                                          OF STOCK PRICE APPRECIATION FOR OPTION TERM (2)
                                     INDIVIDUAL GRANTS
                    ----------------------------------------------------  ------------------------------------------------
       (A)             (B)            (C)             (D)         (E)         (F)            (G)                (H)
                                  % OF TOTAL
                     OPTIONS    OPTIONS GRANTED   EXERCISE OR
                     GRANTED    TO EMPLOYEES IN   BASE PRICE   EXPIRATION
NAME AND POSITION    (#)(1)          1994           ($/SH)       DATE         0%              5%                10%
------------------------------------------------------------------------  ------------------------------------------------
John A. Georges as     19,000           1.42%      $   73.625  01/11/04   $       0          $771,239         $1,899,599
 Chief Executive
 Officer
John T. Dillon as       8,000           0.60    % $    73.625  01/11/04   $       0          $324,732          $ 799,831
 Executive Vice
 President
James P. Melican        3,746           0.28    % $    77.125  02/10/96   $       0          $ 15,681          $  31,425
 as Executive Vice      2,126           0.16    % $    77.125  02/09/97   $       0          $ 17,543          $  36,015
 President              2,324           0.17    % $    76.125  02/09/97   $       0          $ 18,897          $  38,791
                        2,285           0.17    % $    76.125  01/12/98   $       0          $ 27,418          $  57,576
                        2,515           0.19    % $    77.125  01/12/98   $       0          $ 30,574          $  64,204
                        4,800           0.36    % $    77.125  01/10/99   $       0          $ 79,780          $ 171,810
                        6,800           0.51    % $    77.125  01/08/01   $       0          $178,363          $ 404,645
                        7,700           0.58    % $    73.625  01/11/04   $       0          $312,555          $ 769,838
Mark A. Suwyn as        7,700           0.58    % $    73.625  01/11/04   $       0          $312,555          $ 769,838
 Executive Vice
 President
C. Wesley Smith as      7,700           0.58    % $    73.625  01/11/04   $       0          $312,555          $ 769,838
 Executive Vice
 President
--------------------------------------------------------------------------------------------------------------------------
Executive Officer     103,996           7.79    %     (3)         (3)     $       0        $3,203,336         $7,693,312
 Group
All shareholders       N/A         N/A               N/A          N/A     $       0    $5,859,995,413    $14,850,378,915
--------------------------------------------------------------------------------------------------------------------------


(1) Each option granted may be replaced upon exercise. This means that a new option is granted for the same number of shares as is exercised, with the then current market value becoming the new exercise price. The replacement option does not extend the term of the original option. Options may not be replaced more than three times.
(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionee is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.
(3)  Other  than replacement grants, all stock option  grants in 1994 were at an exercise price of $73.625 per share, expiring January 11, 2004.

The  table  below  sets  out  information  on  options  exercised  and   options
outstanding.

                      AGGREGATED OPTION EXERCISES IN 1994
                      AND DECEMBER 31, 1994 OPTION VALUES

---------------------------------------------------------------------------------------------------------------------
          (A)                  (B)                (C)                 (D)           (E)          (F)          (G)
                                                                                               VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                                                               OPTIONS AT 12/31/94
                             SHARES        VALUE REALIZED ($)    OPTIONS AT 12/31/94 (#)(5)           ($)(5)
                           ACQUIRED ON   ----------------------  --------------------------  ------------------------
                            EXERCISE     AGGREGATE  ANNUALIZED                  RESTRICTED   UNRESTRICTED RESTRICTED
NAME AND POSITION (1)        (#)(1)         (1)         (2)      UNRESTRICTED       (3)          (4)        (3)(4)
---------------------------------------------------------------------------------------------------------------------
John A. Georges as             11,322    $ 159,924   $  54,831        82,150        76,000    $ 785,221    $ 577,125
 Chief Executive Officer
John T. Dillon as               7,200    $  31,500   $  27,000        32,700        31,000    $ 311,250    $ 234,000
 Executive Vice
 President
James P. Melican as            24,596    $ 690,266   $ 138,192        28,650        29,900    $ 160,815    $ 157,850
 Executive Vice
 President
Mark A. Suwyn as          No Exercises      N/A        N/A                 0        20,650   $        0   $  106,850
 Executive Vice
 President
C. Wesley Smith as        No Exercises      N/A        N/A            10,300        23,100   $  141,800   $  221,788
 Executive Vice
 President
---------------------------------------------------------------------------------------------------------------------


(1) The number of incremental shares retained on exercises is as follows: 282 for Mr. Dillon and 5,602 for Mr. Melican.
(2) Represents the aggregate incremental value realized divided by the number of years the option was held prior to exercise.
(3) All options are exercisable under the plan upon grant; however, columns (e) and (g) indicate the number and value of options, the underlying shares of which, while exercisable, cannot be sold or are otherwise restricted.
(4) Total value of options (market value minus exercise price) based on fair market value of company stock of $75.375, as of December 31, 1994.
(5) Options granted as part of the tandem awards of restricted stock/options made as continuity awards are not included; these awards are counted as restricted stock awards and holdings.


                              RETIREMENT BENEFITS

The following table shows the total estimated annual pension benefits payable for the named executive officers under the Company's qualified and supplementary retirement plans upon retirement at age 65, calculated on a straight life annuity basis and reduced by a Social Security offset:

             COMBINED RETIREMENT PLANS TABLE OF ESTIMATED BENEFITS

-----------------------------------------------------------------------------
PENSIONABLE
REMUNERATION                   CREDITABLE YEARS OF SERVICE
-----------------------------------------------------------------------------
                 5         10         15         20         25         30
             ---------  ---------  ---------  ---------  ---------  ---------
 $ 600,000   $ 150,000  $ 190,527  $ 285,790  $ 293,118  $ 293,118  $ 293,718
 $ 800,000   $ 200,000  $ 255,527  $ 383,290  $ 393,118  $ 393,118  $ 393,918
 $1,000,000  $ 250,000  $ 320,527  $ 480,790  $ 493,118  $ 493,118  $ 494,118
 $1,500,000  $ 375,000  $ 483,027  $ 724,540  $ 743,118  $ 743,118  $ 744,618
 $2,000,000  $ 500,000  $ 645,527  $ 968,290  $ 993,118  $ 993,118  $ 995,118
 $2,500,000  $ 625,000  $ 808,027  $1,212,040 $1,243,118 $1,243,118 $1,245,618
-----------------------------------------------------------------------------

  "Pensionable Remuneration" for purposes of the table above means salary, bonus and compensation deferred under the Unfunded Savings Plan or awards deferred under the MIP.

Retirement benefits are payable under one or more of the following plans: a qualified plan covering all salaried employees which provides pension benefits based on final average earnings; a supplementary plan which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a supplementary plan covering designated senior managers which provides supplemental benefits to the qualified plan. At December 31, 1994, the number of creditable years of service and the currently applicable average pensionable remuneration under the retirement plans for Mr. Georges were 15.58 years and $2,068,750; for Mr. Dillon, 27.92 years and $800,000; for Mr. Melican,
10.92 years and $765,000; for Mr. Suwyn, 2.83 years and $708,500; and for Mr. Smith, 14.33 years and $668,750.

                           COMPENSATION OF DIRECTORS

The compensation of each non-employee director of the Company is a retainer fee of $36,000 per year plus fees of $1,200 for each board and committee or other meeting attended. Directors may elect to defer receipt of all or part of their remuneration until a later date under a deferred compensation plan, at which time the director will be paid in cash equal to (1) the cash amount deferred plus interest at the higher of 6% per annum or the yield of U.S. Treasury bills or (2) the value at the time of payment of units equivalent to the value of Company common stock credited to the director's account at the time of each deferral, plus dividend equivalents. Employees of the Company who are also directors receive no compensation for services as a director or for attendance at board or committee meetings.

The Company has established a Retirement Plan for Non-Employee Directors which provides that directors who retire from service when they attain the mandatory retirement age of 72 and have ten years of service, will receive an annual retirement benefit equal to 100% of the annual retainer fee. The Plan also provides for early retirement after attaining age 65 with at least five years of service. If early retirement is taken, the retirement benefit is reduced by increments of 10% for each year less than ten years of service, and is further reduced by increments of 4% for each year prior to age 72 that the early retirement payments begin.

In addition, under the Non-Employee Directors Restricted Stock Plan, awards of 900 shares of common stock are made upon the election or re-election of a director to a full three-year term, or the appointment of a non-employee director to fill an unexpired term (in which latter event the number of shares to be awarded will be a pro-rata portion of the number issued to non-employee directors elected to serve for a full term at the most recent annual meeting of shareholders). Awards made in 1994 were 900 shares each for Class III directors, pro-rata awards of 300 shares for two directors reclassified as Class I directors and 600 shares for one director reclassified as a Class II director, and a pro-rata award of 150 shares for one newly elected director. Directors receive dividend payments represented by the shares awarded under the Restricted Stock Plan, currently at $0.42 per share per quarter.

Further, four of the non-employee directors of the Company serve as directors of IP Forest Resources Company ("IPFR"), a wholly-owned subsidiary which acts as the managing general partner of IP
Timberlands, Ltd., a New York Stock Exchange-listed limited partnership. As such, each of the four non-employee directors receives a retainer fee of $7,000 per year plus a fee of $1,200 for each IPFR board meeting attended. These fees are paid by IPFR. There were four meetings of the board in 1994.

                    INDEMNIFICATION INSURANCE AND CONTRACTS

The Company provides liability insurance for the Company's directors and all elected officers, as well as contractual arrangements with directors and certain officers of the Company, agreeing to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers. On June 15, 1994, the Company amended the aforementioned policies with Federal Insurance Company at a current annual premium cost aggregating $525,825, such policies expiring on June 15, 1995. No monies have been paid under such policies by the carrier or by the Company under the contractual arrangements.

                             TERMINATION AGREEMENTS


The Company has agreements with members of the executive officer group, providing for payments and other benefits if there is a change in control of the Company and the officer's employment is terminated (i) by the Company or its successor, other than for cause, disability or retirement, or (ii) by the officer if the chief executive officer of the Company ceases to hold that position for reasons other than cause, retirement or disability, or if the officer determines that by reason of adverse changes in, among other things, the officer's authority, compensation, duties, office location or responsibilities, the officer is unable to perform the duties and responsibilities of the position the officer held immediately prior to the change in control. These agreements provide that if the officer's employment terminates under the circumstances described above, the officer will receive: (a) continuation of medical and dental insurance coverage until age 65 or eligibility to join a comparable plan sponsored by another employer; (b) retiree medical coverage comparable to the Company's pre-change in control retiree medical plan; (c) a lump-sum payment equal to (i) his annual salary at termination together with his most recent short-term annual incentive compensation payment during the year preceding termination, multiplied by the smaller of the number "three" or the number of years between the termination date and the date he reaches age 65 and (ii) an amount necessary to offset any special federal excise tax on all payments received under the termination agreement.

In addition to the foregoing provisions, Mr. Georges' agreement can be triggered by a voluntary termination at any time within 18 months of the change in control. The agreement provides him with the above benefits as well as (a) payment of vested benefits under the pension plan which entitlement shall include payments made under the agreement which constitute "compensation" under the pension plan; (b) a lump-sum payment equal to the difference between (i) the actuarial value on termination date of accrued vested pension benefits and (ii) the actuarial value on termination date of what accrued pension benefits would have been if the period and payments set out in (c)(i) and (c)(ii) below were recognized under the pension plan; (c) a lump-sum payment equal to (i) his annual salary at termination, (ii) the average of his short-term incentive compensation award for three years preceding termination and (iii) the value of his average earned award under the PSP for three years preceding termination, multiplied by the number of years between the termination date and the date he reaches age 65; (d) a lump-sum payment equal to the value of any deferred incentive compensation or PSP awards and unvested Company matching contributions under the SSP; (e) stock options equal to the average number of options awarded during the three years preceding termination, multiplied by the number of years between the termination date and the date he reaches age 65, plus the extension of each option held until the end of the normal term of such option if he had not left the Company.

In addition to the foregoing, the Long-Term Incentive Compensation Plan contains provisions that release restrictions from stock awards and stock options for all members of the group if there is a change in control of the Company. Also, the Supplemental Retirement Plan for senior managers provides that if a change in control of the Company occurs, pension benefits will vest immediately and the minimum benefit will be increased from 25% to 50% of pensionable remuneration.


The Company has authorized a grantor trust under Sections 671 through 677 of the Code in connection with the Company's benefit plans and termination agreements. Under the grantor trust, the trustee will pay the beneficiaries of the trust the amounts to which they are entitled under such plans and agreements subject to claims of the Company's creditors.